Exhibit 99.1

Antero Midstream Partners LP Announces Increased Quarterly Distribution and Guidance and Operations Update

Denver, Colorado, October 13, 2015—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today announced an increased third quarter 2015 distribution, provided an operations update and increased 2015 EBITDA and distributable cash flow guidance.

Announcement Highlights:

•                  Declared cash distribution of $0.205 per unit for the third quarter of 2015, an 8% increase over the prior quarter

•                  Low pressure gathering volumes averaged 1,038 MMcf/d, a 95% increase compared to the prior year quarter and an 8% increase sequentially

•                  High pressure gathering volumes averaged 1,216 MMcf/d, a 129% increase compared to the prior year quarter and a 2% increase sequentially

•                  Compression volumes averaged 435 MMcf/d, a 275% increase compared to the prior year quarter and a 4% decrease sequentially

•                  Successfully completed $1.05 billion acquisition of water business from Antero Resources

•                  Increased 2015 EBITDA guidance by 6% to $180 to $190 million and distributable cash flow guidance by 6% to $160 to $170 million

•                  Reaffirmed expected 2015 coverage ratio in excess of 1.2x and distribution growth target of 28% to 30% per year through 2017

Increased Quarterly Distribution

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.205 per unit ($0.82 per unit annualized) for the third quarter of 2015. The distribution represents an 8% increase quarter-over-quarter and the Partnership’s third consecutive quarterly distribution increase since its initial public offering in November 2014. The distribution will be payable on November 30, 2015 to unitholders of record as of November 11, 2015.

Operations Update

All operational figures are as of the date of this release unless otherwise noted.

Low pressure gathering volumes for the third quarter of 2015 averaged 1,038 MMcf/d, a 95% increase from the third quarter of 2014 and an 8% increase from the second quarter of 2015.  High pressure gathering volumes for the third quarter of 2015 averaged 1,216 MMcf/d, a 129% increase from the third quarter of 2014 and a 2% increase compared to the second quarter of 2015.  Compression volumes for the third quarter of 2015 averaged 435 MMcf/d, a 275% increase from the third quarter of 2014 and a 4% decrease from the second quarter of 2015. Condensate gathering volumes averaged 2,856 Bbl/d during the quarter, a 143% increase compared to the prior year quarter and a 4% decrease sequentially.

	Three Months Ended September 30,		%
Average Daily Throughput:	2014	2015	Change
Low Pressure Gathering (MMcf/d)	531	1,038	95%
High Pressure Gathering (MMcf/d)	531	1,216	129%
Compression (MMcf/d)	116	435	275%
Condensate Gathering (Bbl/d)	1,174	2,856	143%

Water Business Acquisition Closed

On September 24, 2015, the Partnership announced the closing of the $1.05 billion water business drop down transaction. In connection with the transaction, the Partnership paid Antero Resources $552 million in cash and issued 23,886,421 common units. The gross proceeds of $243 million from the Partnership’s private issuance of 12,898,000 common units were also paid to Antero Resources and the 23,886,421 of common units initially issued to Antero Resources were reduced by the 12,898,000 common units issued in the private placement, netting down to 10,998,421 common units issued to Antero Resources.

In addition to the total cash consideration of $794 million paid by Antero Midstream to Antero Resources, a total of $250 million of earn out payments will potentially be made at the end of 2019 and 2020, contingent on meeting specific average daily fresh water delivery volume thresholds. Antero Midstream will pay Antero Resources $125 million if Antero Midstream’s delivered fresh water volumes average 161,000 barrels per day or more between January 1, 2017 and December 31, 2019 and an additional $125 million if Antero Midstream’s delivered fresh water volumes average 200,000 barrels per day or more during the period between January 1, 2018 and December 31, 2020.

Financial Guidance Update

Driven by higher volumes, lower operating expenses and lower property taxes incurred during 2015 compared to previous guidance, the Partnership is raising 2015 EBITDA guidance to a range of $180 to $190 million from the previous range of $170 to $180 million. Distributable cash flow is expected to be $160 to $170 million in 2015 versus prior guidance of $150 to $160 million.

Commenting on third quarter 2015 throughput and increased EBITDA and distributable cash flow guidance, Glen Warren, President and CFO, added, “Throughput volume on Antero Midstream’s gathering and compression systems for the third quarter increased slightly quarter over quarter. A change to our estimate of property taxes payable and, to a lesser extent, a reduction in other operating costs, combined with slightly higher than expected throughput volumes, has allowed Antero Midstream to increase its EBITDA and distributable cash flow guidance for 2015 with an expected DCF coverage ratio in excess of 1.2x.  Antero Midstream continues to maintain a peer-leading distribution growth target of 28% to 30% through 2017.”

	Year Ending December 31, 2015
Guidance Comparison	Prior Guidance	Updated Guidance	Increase/ (Decrease)(1)

Adjusted EBITDA ($MM)	$170 – $180	$180 – $190	$10
Distributable Cash Flow ($MM)	$150 – $160	$160 – $170	$10
Year-Over-Year Distribution Growth(2)	28% – 30%	28% – 30%	—

(1)         Based on midpoint of updated guidance

(2)         Year-over-year distribution growth reflects the expected distribution in the fourth quarter of 2015 vs. the minimum quarterly distribution (“MQD”) of $0.17/unit (not full year 2015 distributions vs. the annualized MQD)

The Partnership is maintaining capital expenditure guidance of $425 to $450 million for 2015.

In conjunction with Antero Midstream’s operations update, Antero Resources released third quarter 2015 operating results, which can be found at www.anteroresources.com.

Antero Midstream Third Quarter 2015 Earnings Release and Call

Antero Midstream plans to issue its third quarter 2015 earnings release on Wednesday, October 28, 2015 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, October 29, 2015 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Friday, November 6, 2015 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using passcode 10072157.

A simultaneous webcast of the call may be accessed over the internet at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, November 6, 2015 at 10:00 am MT.

Non-GAAP Financial Measures

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash equity-based compensation expense.  As used in this news release, distributable cash flow means adjusted EBITDA less cash interest expense and maintenance capital expenditures.  Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility.

The Partnership does not provide financial guidance for projected net income or changes in working capital, and, therefore, is unable to provide a reconciliation of its adjusted EBITDA and distributable cash flow projections to net income, operating income, or net cash flow provided by operating activities, the most comparable financial measures calculated in accordance with GAAP.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that service Antero Resources’ production located in the Appalachian Basin in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements.

The Partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, related to the gathering, compression and water business. These risks include, but are not limited to, changes to business plans as circumstances warrant, general market conditions, Antero Resources’ drilling and development plan, commodity price volatility, inflation, environmental risks, regulatory changes, the uncertainty regarding future operating results and the other risks described under the heading “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.